Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-231724) and related Prospectus of RW Holdings NNN REIT, Inc. for the registration of up to $800,000,000 of shares of its Class C common stock and to the incorporation by reference therein of our report dated April 3, 2018, with respect to the consolidated financial statements and schedule of RW Holdings NNN REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
October 18, 2019